UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2015

     RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33509	11-3525548
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1640 Marengo St., 7th Floor

Los Angeles, California 90033

(323) 224-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 25, 2015 (the “Amendment Closing Date”), Response Genetics, Inc. (the “Company”) entered into a third amendment (the “Amendment”) to that certain credit agreement (the “Credit Agreement”), dated July 30, 2014, with SWK Funding LLC, as the agent, and the lenders (including SWK Funding LLC) party thereto from time to time (the “Lenders”).  Pursuant to the Amendment, the Lenders increased the maximum amount available under the term loan to $12,750,000 and the Company drew the additional $750,000 of the maximum $12,750,000 term loan commitment amount (the “Loan Commitment Amount”) increasing the total amount advanced to the Company under the Credit Agreement to $12,750,000. The maturity date for the term loan remains July 30, 2020 or such earlier date on which the Loan Commitment Amount is terminated pursuant to the terms of the Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.  Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by this reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit #	Description

10.1	Third Amendment to Credit Agreement, dated June 25, 2015, by and among the Company, SWK Funding LLC, as the Agent, and the Lenders party thereto from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Date: July 1, 2015	By:	/s/ Kevin R. Harris
Name: Kevin R. Harris
Title: Chief Financial Officer